CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.22

EXECUTION VERSION

DATED 20TH April 2021

MERCER GLOBAL INVESTMENTS EUROPE LIMITED

AND

ACCELERANT ISURANCE EUROPE S.A.

INVESTMENT

MANAGEMENT

AGREEMENT

Investment Management Agreement Ireland — Aug 2020

i

THIS AGREEMENT is made on the 20th day of April 2021

BETWEEN

(1)	MERCER GLOBAL INVESTMENTS EUROPE LIMITED having its registered office at [***] (hereafter called the “Manager”);

AND

(2)	ACCELERANT INSURANCE EUROPE S.A. (the “Client”), having its registered office at Bastion Tower, Level 20, Place du Champ de Mars 5, Brussels, 1050, Belgium.

WHEREAS, the Client is an insurance company within the meaning of the Belgian law of 13 March 2016 on the status and supervision of insurance and reinsurance companies and has authority to appoint managers to manage the assets and to provide certain services, as described herein;

WHEREAS, the Client has determined to appoint the Manager to manage such assets as are referred to in the Application Form and to provide certain services, in accordance with the provisions hereof;

WHEREAS, the Manager has agreed to accept such responsibility in accordance with the provisions hereof; and

WHEREAS, the Client will also execute the Application Form for shares or units in the Mercer Funds, as set out in Appendix A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	INTERPRETATION.

1.1	Definitions

In this Agreement, including the recitals above, except where the context otherwise requires, the following terms have the meaning assigned to them:

“Account”	such portfolio or portfolios of securities, and/or other assets managed by the Manager under this Agreement and invested in share classes of the Mercer Funds in accordance with the Application Form and the Investment Guidelines;

“Affiliate”	any direct or indirect subsidiary of the Manager or any direct or indirect subsidiary of any direct or indirect holding company of the Manager;

“Application Form”	the application form set forth in Appendix A hereto in respect of the Mercer Funds;

“Business Day”	a day which is a bank business day in Ireland;

“Central Bank”	the Central Bank of Ireland or such other person or body appointed or nominated to perform the functions of a financial regulator from time to time;

“Claim”	any claim, action, proceeding, investigation, demand, judgment, or award which may be brought, made, threatened or alleged;

“Effective Date”	the later of the date on which (i) the Manager receives notification from the Mercer Funds of the satisfactory receipt and acceptane of the Client’s subscription to the Mercer Funds; and (ii) the parties have executed this Agreement;

“Ex-Ante Costs and Charges”	means the MIFID costs and charges disclosure requirements, which the Manager will provide in good time before provision of the relevant service and also pursuant to Appendix C;

“Information”	any information supplied to the Manager by the Client (or on behalf of the Client) from time to time;

“Investment Guidelines”	the investment guidelines set forth in Appendix B hereto and any investment restrictions set forth therein, as may be amended from time to time in writing between the parties;

“Losses”	any losses, costs, charges, damages, fines, compensation or expenses (including legal fees properly incurred);

“Mercer Funds”	any collective investment scheme, including investment companies, common contractual funds, unit trusts and limited partnerships, for which Mercer Global Investments Europe Limited or any Affiliate serves as investment manager, including, without limitation, MGI Funds plc, Mercer UCITS Common Contractual Fund, Mercer QIF Fund plc, Mercer PIF Fund plc, Mercer QIF CCF and any sub-fund thereof;

“MiFID”	Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 and Commission Regulation (EU) No 600/2014 of 15 May 2014 and any applicable implementing EU legislation, delegated acts (directives or regulations), technical standards and including without limitation, and any and all Central Bank regulations, notices, guidance notes and codes of conduct issued thereunder.

“Prospectus”	any prospectus issued by the Mercer Funds, any Supplement designed to be read and construed together with and to form part of a prospectus and the Mercer Funds’ most recent annual report and accounts (if issued) or, if more recent, its interim report and accounts;

“Supplement”	any supplement issued by the Mercer Funds in relation to a sub-fund of a Mercer Fund;

“Trading Venue”	a regulated market, a multi-lateral trading facility or an organised trading facility (as those terms are defined under MiFlD); and

“Warranties”	the warranties as set forth in clause 12 hereof.

1.2	Further Definitions

In this Agreement:

(i)	any reference to the singular includes reference to the plural and vice versa and reference to the masculine gender includes reference to the feminine and neuter genders and vice versa;

(ii)

unless otherwise expressly stated to the contrary herein, any reference to any clause, sub-clause, paragraph or sub-paragraph (as the case may be) shall be deemed to be a reference to the relevant clause, sub-clause, paragraph or sub¬paragraph (as the case may be) of or to this Agreement;

(iii)

any reference to persons includes reference to any legal person and to any body corporate, unincorporated association, partnership, limited partnership, trust, unit trust, mutual fund or other collective investment scheme and the manager or trustee of any such collective investment scheme;

(iv)	except where otherwise indicated, words or phrases defined in MiFID shall have the same meanings in this Agreement;

(v)

the headings are inserted for convenience of reference only and shall not in any way form part of or affect or be taken into account in the construction or interpretation of any provision of this Agreement or he Schedules hereto; and

(vi)

words such as “hereunder”, “hereto”, “hereof’ and “herein” and other words commencing with “here” shall, unless otherwise expressly stated to the contrary herein, refer to the particular clause, sub-clause, paragraph, sub-paragraph or Appendix of or to this Agreement or, as the context may require, to the whole of this Agreement.

1.3

Unless the context otherwise requires, any reference to a statute or a statutory provision shall include such statute or provision as from time to time modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into hereunder. Any reference to a statute or a statutory provision shall also include any subordinate legislation made from time to time under that statute or provision.

2.	REGULATORY AND CORPORATE STATUS

2.1

The Manager is a private limited liability company incorporated in Ireland and authorised and regulated by the Central Bank pursuant to MiFID. The Manager also serves as investment manager of the Mercer Funds.

2.2

For the purposes of MiFID and based on information obtained in respect of the Client, the Manager has categorised the Client as a professional client (pursuant to MiFID) in relation to the services provided under this Agreement. The Client acknowledges that it is the Client’s sole responsibility to keep the Manager informed about any change to the Client’s circumstances which could affect the Manager’s categorisation of the Client as a professional client. The Manager acknowledges that the Client may request treatment as a retail client, however, the Manager retains the right not to act as discretionary investment manager for the Client in the event the Client requests such categorisation.

2.3

In order to comply with these obligations, the Manager is required to obtain as much investment related information from the Client as is necessary to enable it to act in the Client’s best interests by making suitable investments on behalf of the Client. The information required will include details of the Client’s investment objectives including risk tolerance, ability to bear any related investment risks (including losses) and financial resources. As the Client is a professional client, the Manager is entitled to assume that the Client has the necessary level of investment experience and knowledge in order to understand the risks involved in the management of the Account.

2.4

If the Client fails, in the opinion of the Manager, to provide adequate information, the Manager may decline to provide the discretionary investment management services under this Agreement. The Client or its designated agent shall be responsible for ensuring that the information provided to the Manager is kept accurate, complete and up to date so as to enable the Manager to assess suitability for the Client.

2.5	A copy of the Manager’s corporate policies relating to the services provided in accordance with this Agreement is available on https://www.investment-solutions.mercer.com/.

3.	APPOINTMENT AND ACCEPTANCE OF MANAGER

3.1

The Client hereby appoints the Manager, from the Effective Date, to manage on a discretionary basis the investment of the assets of the Account according to the Investment Guidelines and to provide such services as described in this Agreement and the Manager hereby accepts such appointment and agrees to assume the obligations set forth and described herein and to perform the said obligations with the skill, care, due diligence and judgment expected of a professional investment manager and always subject to its obligations under applicable law and regulations.

3.2

The responsibilities and duties of the Manager under this Agreement are limited to the assets now or hereafter contained in the Account. The Manager shall have no responsibility or authority with respect to any of the Client’s assets that are not part of the Account. For the avoidance of doubt, unless agreed pursuant to a separate agreement, the Manager will have no responsibility under this Agreement for transitioning the Client’s assets prior to the Client’s investment into the Mercer Funds.

3.3

Except as expressly provided in this Agreement or authorised by the Client in writing, the Manager is not acting as an agent of the Client and has no authority to represent, or act for or on behalf of, the Client.

4.	DUTIES OF THE MANAGER

4.1

The Client acknowledges and agrees that the assets of the Account will be invested in any one or more Mercer Funds and in accordance with the Investment Guidelines. The Client further acknowledges and agrees that the Manager will from time to time rebalance the holdings of shares or units in the Mercer Funds in accordance with the Investment Guidelines, which may be amended from time to time by agreement in writing between the parties. Accordingly, to enable the Account to be invested in Mercer Funds, the Client shall execute the Application Form which, together with the terms of the Prospectus or other offering memorandum of the relevant Mercer Funds and this agreement, sets out the terms upon which the Client agrees to be bound.

4.2

The Manager will manage the Account on a discretionary basis in accordance with the terms and conditions of this Agreement including, without limitation, the Investment Guidelines and in accordance with all applicable laws, regulations and MiFID. Subject to the terms and conditions of this Agreement including, without limitation, the Investment Guidelines, the Manager shall have full power and discretionary authority on behalf of and for the Client to buy, sell, retain, exchange or otherwise deal in shares or units of the Mercer Funds and otherwise act as the Manager judges appropriate in relation to the management and investment of the Account. In particular the Client hereby expressly authorises the Manager to complete and sign on its behalf any subsequent dealing forms relating to subscriptions for, or redemptions in, Mercer Funds.

4.3

The Manager may not procure the exercise of any voting rights attaching to the Account’s holdings of Mercer Funds except with the agreement or on the specific instructions of the Client but may count such holdings for the purpose of constituting a quorum at a general meeting of any Mercer Fund.

4.4

In addition to managing the Account, where requested by the Client, the Manager may provide other services under this Agreement, to the Client, or as requested by the Client, to the Client’s advisers for the benefit of the Client, in respect of the Account or in respect of the scheme or pool of investments of which the Account forms a part. The Manager is entitled to levy charges, in addition to those specified in this Agreement, for such services. Any such charges will be agreed in advance in writing with the Client.

5.	DELEGATION AND USE OF AGENTS

5.1

The Manager may delegate any of its functions or powers (including the powers to sub-delegate any such functions or powers) under this Agreement to an Affiliate and may provide information about the Client and the Account to any such Affiliate or the Affiliate’s external third party service provider(s). The Manager will give the Client prior written notice of any such delegation of a function to an Affiliate which involves the exercise of its discretionary investment management powers. The Manager will not, without the written consent of the Client, delegate such powers to a third party which is not an Affiliate. The Manager’s liability to the Client for all matters so delegated shall not be affected thereby.

5.2

The Manager (and any delegate under clause 5.1) may, where reasonable, employ agents (including Affiliates) to perform any administrative, dealing or ancillary services required to enable the Manager to perform its services under this Agreement. The Manager will act in good faith and with reasonable skill and care in the selection, use and monitoring of such agents. Unless otherwise agreed with the Client, the Manager will be responsible for the fees and charges of any agent which it employs under this clause 5.2.

6.	BANKING AND CUSTODY

6.1

The Manager will not hold client money under this Agreement (and accordingly the Central Bank’s client money rules will not apply) and the Client is responsible for all banking arrangements in respect of the Account. All payments due to the Client in respect of the Account’s investments in Mercer Funds will only be made to the bank account held in the name of the registered shareholder outlined in the Application Form. Requests for third party payments will be assessed on a case by case basis. Please see further information in the Application Form.

6.2

The Manager will not be responsible for safe custody matters or for the settlement of transactions and, in the absence of notification to the contrary, shall be entitled to assume that all transactions are settled on the specified due dates.

6.3

The Client shall hold shares or units of the Mercer Funds directly and will be the shareholder on record and will complete the Application Form. The Client or any third party on its behalf shall notify the Manager directly in advance of all cash flows into or out of the Account. Upon notice of such cash flows, the Manager shall instruct the Mercer Funds’ administrator, of all contributions and redemption amounts in respect of the Account’s investments in the Mercer Funds. Instructions from the Manager relating to acquiring or disposing of investments in respect of the Account may constitute the control of client assets under the Central Bank’s rules and may therefore only be given in connection with the provision of services under this Agreement.

7.	STATEMENTS AND REPORTS

7.1

Unless advised otherwise in writing by the Client, the Manager shall deliver to the Client quarterly statements, in accordance with the requirements under MiFID, showing all investments of the Account, and such additional statements or reports, at such time or times, as the Client may reasonably request. Such written review may also include performance reporting with respect to External Holdings, for which the Manager will provide such reporting on a best efforts basis and subject at all times to Clause 21 below. Such statement shall be provided not later than 25 business days following the end of the period to which the statement relates. Such reports shall be reviewed by the Client and, if no written objections are received by the Manager within 90 days of the rendering thereof, the report shall be deemed approved by the Client as to any matter reflected therein.

7.2

In addition to the statements and reports to be provided by the Manager to the Client pursuant to Clause 7.1 above, the Manager will provide a written review, at least quarterly, in accordance with the requirements under MiFID, of investment performance of the Account and the underlying asset classes versus appropriate benchmarks, peer portfolios and indices. A representative of Manager will (where required by the Client) meet with the Client annually, and in addition and at no additional cost to Client, meet with the Client’s Board of Directors or, as required by the Client, a subcommittee thereof, quarterly , to provide a review, information and advice on developments in capital markets and other investment issues. Except as expressly set forth herein with regard to the management of the Account by the Manager, the Client retains all discretionary authority and control with respect to the management and administration of the Client’s assets, including the adoption of an appropriate investment strategy.

7.3

The Manager will inform the Client if the overall value of the Account, as evaluated at the beginning of each reporting period, depreciates by 10% and thereafter at multiples of 10%, by the close of that Business Day or if such a depreciation occurs on a non-Business Day, the close of the next Business Day.

7.4

The Client agrees that the costs of any specific reports (except as provided in clause 7.2 above) prepared at the request of the Client, be it for tax reporting reasons or otherwise, will incur an additional charge and will be borne by the Client.

8.	DEALING

8.1

The Client hereby confirms that it has read, understood and agrees to the Manager’s best execution policy. In particular, the Client agrees that the Manager may trade outside of a Trading Venue. In effecting transactions for the Account, the Manager will at all times comply with the obligations regarding best execution under MiFID and act in the best interests of the Client. All transactions will be effected in accordance with the terms and conditions for dealing in shares or units of the Mercer Funds, and the Manager may take all such steps as may be required or permitted by such terms and conditions. Specific instructions from the Client in relation to the execution of orders may prevent the Manager from following its best execution policy in relation to such orders in respect of the elements of execution covered by the instruction.

8.2

Where the Client supplements the assets of the Account, the Manager shall only effect transactions in respect of those assets after having been notified of the delivery date of those assets by the Client pursuant to clause 6.3 above.

9.	MATERIAL INTERESTS AND DISCLOSURES

9.1

The Manager or an Affiliate may without prior reference to the Client, effect transactions in which the Manager or Affiliate has, directly or indirectly, a material interest or a relationship of any description with another party, which involves or may involve a potential conflict with the Manager’s duty to the Client. Subject to compliance with applicable law, neither the Manager nor any Affiliate shall be liable to account to the Client for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions or to disclose the same or the identity of any other client or counterparty involved in such transactions, nor will the Manager’s fees, unless otherwise provided, be abated.

9.2

The Manager has and will maintain arrangements to prevent or manage any conflicts of interest that may be identified within the Manager, between the Manager and the Client and between the Client and other clients of the Manager. The Manager has implemented a conflicts of interest policy in order to prevent or manage such situations and will abide by the terms of that policy at all times. The Manager will disclose to the Client the general nature and/or source of conflicts of interest where there is a potential risk of damage to the Client’s interest and where the Manager’s arrangements to prevent or manage effectively such conflicts of interest are not sufficient to prevent the Client from being disadvantaged. Mercer’s Investments business is committed to ethical and transparent business practices. Mercer prevents and manages its conflicts of interest in a manner that safeguards the interests of its clients. Mercer’s conflict of interest disclosure statement for its Investments business, including examples of such conflicts of interest, can be found at https://www. investment-solutions.mercer.com/. The Client is hereby aware of the potential conflicts that may arise in Mercer’s Investments business and confirms that it has read and understood the conflicts of interest policy mentioned above.

9.3

None of the services to be provided hereunder nor any other matter shall give rise to any fiduciary or equitable duties which would prevent or hinder the Manager, or any Affiliate, in transactions with or for the Client, including dealing with other Affiliates and other customers, and generally effecting transactions as provided above, to which the Client consents accordingly. The Client agrees that the Manager or an Affiliate may nevertheless deal with other Affiliates and other customers and generally effect transactions as above without prejudice to its duties to the Client under the Agreement.

10.	FEES AND CHARGES

10.1

The Manager’s remuneration for its services shall be calculated and paid in accordance with Appendix C (the “Fees”). The parties agree that in the event that the Client amends the Investment Guidelines or redeems its interests in the Mercer Funds, the parties may in good faith review the Fees to be paid to the Manager and may agree mutually a new fee to be payable hereunder. The Fees payable to the Manager are exclusive of value added or any other similar tax. In the event that such tax becomes applicable to the Fees, the Client shall be responsible for the payment of such tax. The Fees in respect of part of a period shall be pro-rated.

10.2	The Manager will be responsible for its expenses under this Agreement, including the fees and expenses of any Affiliate to whom it may delegate its functions or powers hereunder.

10.3

The Client will be liable for any costs payable and properly incurred under this Agreement, including reasonable transaction charges and levies, reasonable interest charges, transfer and registration fees and taxes or other fiscal liabilities that may be incurred in the purchase and sale of shares or units of the Mercer Funds. A description of such charges and expenses is set forth in the Prospectus for the Mercer Funds.

10.4

Notwithstanding clause 10.3, there shall be no initial or conversion sales charges related to the Account’s investment in Mercer Funds under this Agreement. Mercer Funds usually pay their own annual management, custodian, and administrator fees and will generally bear their own expenses, as described in more detail in the Prospectus for the Mercer Funds. Value Added Tax (or any foreign equivalent) is added to any such fees and expenses where applicable. Such fees (and other benefits) may be payable to the Manager or its Affiliates for services provided to the Mercer Funds.

10.5	The Manager may receive research material or services in return for direct payments by the Manager out of its own resources.

11.	LIABILITY AND INDEMNITY

11.1

Neither the Manager nor its Affiliates or their respective directors, officers, employees or agents, will be liable for any Losses incurred or suffered by the Client under this Agreement unless such Losses arise directly from the Manager’s or an Affiliate’s negligence, criminal act, fraud or willful default or that of its or their respective directors, officers, employees, agents or delegates.

11.2

The Client shall hold harmless and indemnify the Manager and its Affiliates, and their respective directors, officers, employees, and agents (each a “Mercer Indemnified Person”), fully and effectively against all Claims which are brought or established against such Mercer Indemnified Person and all Losses which such Mercer Indemnified Person sustains or incurs, which arise as a result of:

11.2.1	any person or entity claiming to be entitled to investments which form part of the Account at the time when the Manager first assumed management of the Account;

11.2.2	the Client’s own negligence, criminal act, fraud or willful default;

11.2.3	any action properly taken by the Manager in accordance with this Agreement;

11.2.4	carrying out or relying on any instructions and any information provided or made available to the Manager by the Client or any other agent of the Client;

11.2.5	any material inaccuracy or material incompleteness of any of the Warranties; or

11.2.6	any violation of applicable law by the Client.

11.3

None of the Manager, its Affiliates, nor any of their directors, officers, employees or agents shall be liable for any special, indirect, incidental, punitive or consequential damages, direct or indirect loss of profits, opportunity goodwill or reputation, or any pure economic loss in connection with or arising out of this Agreement whether foreseeable, known, foreseen or otherwise by the Manager.

11.4

None of the Client, Affiliates, nor any of their directors, officers, employees or agents shall be liable for any special, indirect, punitive or consequential damages, direct or indirect loss of profits, opportunity goodwill or reputation, or any pure economic loss in connection with or arising out of this Agreement whether foreseeable, known, foreseen or otherwise by the Client.

11.5

The Investment Guidelines shall not be breached as a result of any events or circumstances outside the reasonable control of the Manager, including, but not limited to, changes in the price or value of assets in the Mercer Funds brought about solely through movements in the market, an inflow to or outflow from the Account or breaches arising during an agreed transition period following an amendment of the Investment Guidelines or following an instruction of the Client. The Manager agrees to notify the Client where it identifies that any such events or circumstances have arisen as soon as reasonably practicable in the circumstances (normally within 2 Business Days). Should such an event lead to a tolerance range being breached, the Manager will not notify the Client and instead will account for such in the next following review of the Account in accordance with the Investment Guidelines.

11.6

Without limiting the generality of the foregoing, but subject to applicable law, the Manager shall not be liable for any losses to the Account resulting from the disposition of any investment which shall have been made by a predecessor investment manager or by any other person authorised to invest assets of the Account, or for the retention thereof if the Manager is unable to dispose of such investment or property because of any legal restrictions, or its unmarketable or illiquid nature, or if an orderly liquidation is impracticable under prevailing conditions.

11.7

No representation warranty undertaking or assurance is given by the Manager as to the performance, returns, increase in or retention of value or profitability of the Account (or any part of it) or the success of any investment strategy recommended or used by the Manager. Similarly, any benchmark or objective(s) specified in the Investment Guidelines are intended as targets only and not as an assurance or guarantee of performance of the Account or any part of it.

11.8

Nothing in this Agreement shall exclude or restrict a party’s liability for any criminal act, nor shall it exclude or restrict a party’s liability if such liability may not be excluded or restricted pursuant to applicable laws.

11.9	Nothing in this Agreement shall exclude or restrict any duty or liability which the Manager may have to the Client under the regulatory system (as imposed by the Central Bank).

12.	CLIENT’S REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

12.1

The Client represents and warrants to the Manager that all Information (including that set forth in the Application Form) is true, correct and complete and the Client agrees to notify the Manager immediately it becomes aware that any such information is no longer accurate and complete in all respects.

12.2

The Client undertakes to the Manager that, during the term of this Agreement, it will forthwith disclose in writing to the Manager any matter or thing which may arise or become known to the Client which is inconsistent in any respect with the Information or any of the Warranties given by the Client or which may render any of them misleading, inaccurate or incomplete in any respect. The Client acknowledges that the Manager’s responsibilities do not include independent verification of the Information or the Warranties.

12.3

The Client understands and agrees that the liquidation of the shares or units of a Mercer Fund comprised in the Account by way of redemption may, in accordance with the terms of the Prospectus or other offering memorandum of the Mercer Fund, be subject to (a) the giving of a certain period of notice prior to a redemption day, (b) provisions which restrict the percentage of shares or units in the Mercer Fund which may be redeemed on a particular redemption day and defer redemption requests received in excess of such percentage to the following redemption day and (c) the payment of a redemption charge.

12.4

The Client has received a copy of the Prospectus, the Ex-Ante Costs and Charges and the key investor information document (“KIID”) (where applicable) of each of the Mercer Funds in existence at the date of this Agreement. Where the Client has given full discretion to the Manager to allocate assets of the Account to any Mercer Fund, the Prospectus and KI ID (where applicable) for any new Mercer Fund invested in after the date of the Agreement will be available to the Client at https://investment-solutions.mercer.com/.

12.5

The Client agrees that it will promptly, upon request, provide the Manager with such information or documentation relating to it as the Manager may reasonably require, for disclosure to the Mercer Funds or its authorised agents.

12.6

The Client agrees that reports, analyses and other materials the Manager provides to the Client are solely for the Client’s internal use. They are not to be disclosed to any third party, including Affiliates, (other than the Client’s legal advisers on a strictly need to know basis and who are bound by confidentiality obligations at least as restrictive as those contained in this Agreement) without the Manager’s prior written consent. If the Manager provides its consent to such disclosure, the Manager may stipulate terms regarding such provision or require the third party to enter into a direct contractual relationship (such as a non-reliance letter) with the Manager. The Client will reimburse the Manager in respect of any Loss, of whatever kind and however incurred, as a result of the Client’s breach of this obligation. Any use of, or reliance upon, any reports, letters, information or advice the Manager provides to the Client by any third party, including Affiliates, will be at their exclusive risk. The Client agrees that the Manager retains exclusive rights to the intellectual capital (such as methodologies, know how, models, tools, and any graphic or digitized representation of any of these) developed or possessed by the Manager prior to, or acquired during, the performance of the services hereunder. The Client acknowledges that the investment adviser profiles, performance histories, and other information contained in the Manager’s databases and reports are proprietary information of the Manager.

12.7

Notwithstanding Clause 12.6, upon request from the Client the Manager has agreed to provide certain reports prepared on behalf of the Client directly to affiliates of the Client and Altamont Capital, in their capacity the Client’s capital provider. The Client agrees that both the affiliates and Altamont Capital will be bound by confidentiality obligations at least as restrictive as those contained in this Agreement. The Manager retains the right to require the Client’s affiliates and/or Altamont Capital to enter into a direct contractual relationship with the Manager. Any use of, or reliance upon such reports provided by the Manager to the affiliates and Altamont Capital shall be at their exclusive risk.

12.8

The Client agrees not to refer to the Manager in the press or for promotional purposes without the Manager’s prior written consent. The Manager agrees not to refer to the Client in the press or for promotional purposes without the Client’s prior written consent. Notwithstanding the foregoing, the Manager shall be permitted to include the Client in its representative client listing.

12.9

The Client undertakes not to deal, except through the Manager, with any of the assets of the Account, nor to authorise anyone else to deal in any of them without first notifying the Manager of such intention or action.

12.10	The Client shall provide details of its tax position to the Manager in writing on the Effective Date, namely whether it is:

12.10.1	non-lrish resident (and in such event will complete the information as set out in Appendix A);

12.10.2	resident in the Republic of Ireland (and in such event will provide its tax identification number); or

12.10.3	resident in the Republic of Ireland but tax exempt (and in such event will complete the information as set out in Appendix B).

12.11	The Client shall remain responsible for the management of its affairs for tax and accounting purposes. The Manager shall not provide the Client with tax advice or accounting advice or services.

12.12

The Client shall ensure that any restrictions to which it is subject relating to the Agreement or any transaction contemplated by the Agreement and the level of risk to be reflected in the Manager’s exercise of discretion (whether as a matter of legislation, (including the Belgian law of 13 March 2016 on the status and supervision of insurance and reinsurance companies), its governing documentation, investment policies or otherwise), including its ability to bear losses and its risk tolerances, are contained in the Investment Guidelines and the Manager shall be entitled to assume that no restrictions other than those contained in the Investment Guidelines apply.

12.13

The Client has read and understood the risk warnings set out at Appendix D to this Agreement and which provide a description of the nature and risks of financial instruments including appropriate guidance on, and warnings of, the risks associated with investments in financial instruments or in respect of particular investment strategies.

12.14

The Client shall provide the Manager with such Information that is reasonably necessary for the Manager to receive with a view to the proper discharge of its functions pursuant to this Agreement or which the Manager may reasonably request for such purpose or which is required by any competent authority.

12.15	The Client represents and warrants that it is duly incorporated / established and validly existing in accordance with the laws of its jurisdiction of incorporation and registration.

12.16	The Client represents and warrants that it has full power and capacity to enter into this Agreement and to perform all of its obligations hereunder.

13.	INSTRUCTIONS AND OTHER COMMUNICATIONS

13.1

Instructions in respect of this Agreement shall be given in accordance with the requirements set forth in this clause 13. The Client may, from time to time, give instructions to the Manager directing the Manager to take, or refrain from taking, particular actions under this Agreement. The Manager shall acknowledge instructions by acting upon them unless the Client is promptly advised that the Manager believes such action may not be practicable or might involve any party in a breach of any law, rule or regulation.

13.2

The Manager and the Client may otherwise communicate in writing (by letter or by electronic means such as fax or e-mail) or by telephone or website, except when it is required to communicate in writing by this Agreement. Any such notice or communication in writing may be delivered by hand, or sent by facsimile or by pre-paid first class post as appropriate to the registered office or principal place of business for the time being of the party to whom it is addressed or to such other address as may, from time to time be notified in accordance with this clause 13. Notices given by hand or facsimile shall be deemed to have been given contemporaneously. Notices given by pre-paid first class post shall be deemed to have been given two Business Days after posting. Evidence that the notice was properly addressed, stamped and put in the post shall be conclusive evidence of posting.

13.3

The Manager may rely and act on any instruction or communication which it reasonably believes it has received from the authorised signatories of the Client as being authorised to instruct or communicate with the Manager in respect of the Account and, subject to this clause 13, by whatever means transmitted and, unless the Manager shall have received written notice to the contrary, whether or not the authority of any such person shall have been terminated. The Manager and any delegates shall not be liable for any actions taken or omitted to be taken in good faith pursuant to any instruction or communication (or any instruction or communication purporting to be such or believed to be such by any such entity or entities) received from the Client.

13.4

The Client acknowledges that instructions or communications conveyed by electronic methods such as facsimile or e-mail are not secure forms of communication and may accordingly give rise to higher risks of manipulation or attempted fraud. Facsimiles and e-mails may also be of poor quality and be corrupted in transit and thus unclear, or indeed, may be lost in transit and not arrive at their destination. The Client agrees to indemnify the Manager and any delegates, from and against all losses, costs, actions, proceedings, claims and demands which may be incurred by or brought or made against any such entity or entities, arising directly or indirectly from its or their having acted upon any such facsimile or e-mail communication(s) or (where so authorised by this clause 13) any such facsimile or e-mail instruction(s).

13.5	The Manager’s and the Client’s contact details are as stated in this Agreement or as separately notified by the Client to the Manager for the purposes of this Agreement.

13.6

Telephone conversations and electronic communications between the Manager (including its Affiliates, delegates, its duly appointed agents and any of their respective related or associated companies) and the Client may be recorded or monitored. The Client agrees that the Manager may deliver copies or transcripts of such recordings to any court or competent authority. A copy of recordings relating to the handling of orders and transactions is available on request for a period of five (5) years (or, where requested by the Central Bank, for a period of up to seven (7) years) from the date when the record is made.

13.7

In the interests of proper management and administration of the Account and in order to bring new products or services of the Manager or its Affiliates to the attention of the Client, the Manager, its representatives or employees, may wish to call upon or communicate with the Client by telephone, email or personal visit or otherwise communicate with the Client without express invitation. The Client consents to such communication.

14.	AMENDMENTS

14.1

This Agreement, including the Appendices, may be amended at any time but only by the prior written agreement of the parties, provided however that the Manager may amend this Agreement where it is required by applicable law or regulation by providing prior written notice to the Client (save where applicable law or regulation requires a more immediate amendment).

15.	COMPLAINTS

15.1

All formal complaints should in the first instance be made in writing to the Manager at the address stated on the first page of this Agreement and the complaint will then be dealt with in accordance with the Manager’s complaints policy. A summary of the complaints policy is available on request.

16.	TERMINATION OF AGREEMENT

16.1

The Client may terminate this Agreement. by giving 30 days prior written notice to the Manager. The Manager may terminate this Agreement on three months’ written notice to the Client or may do so with immediate effect by written notice to the Client if so required by any competent regulatory authority. Further, if the Client commits a material breach of the terms of this Agreement, becomes insolvent or the subject of any winding up order, or if any liquidator or administrator is appointed or the Client otherwise becomes the subject of any equivalent procedures under similar law, the Manager reserves the right to terminate this Agreement immediately and to take any such action in relation to the Account as it may consider necessary. This Agreement shall terminate upon the full redemption of the Account’s assets invested in the Mercer Funds.

16.2

Termination of this Agreement will be without prejudice to the completion of transactions already initiated which will be completed expeditiously by the Manager. Further, termination of this Agreement shall have no effect on the Client’s investments in the Mercer Funds, which may be redeemed by the Client in accordance with the terms and conditions set forth in the Prospectus.

16.3

Termination of this Agreement shall not affect accrued rights, indemnities, existing commitments or any contractual provision intended to survive termination and will be without penalty or other additional payment on termination. For the avoidance of doubt, the provisions of Clauses 11, 12, 17, 19 and 21 shall continue to apply notwithstanding the termination of this Agreement. The Client shall pay: (i) the fees of the Manager pro rata to the date of termination; and (ii) any additional expenses necessarily incurred by the Manager in terminating this Agreement. The Client shall bear any losses necessarily realised in settling or concluding outstanding obligations.

16.4

In circumstances where notice has been given by either party to terminate this Agreement, the Manager shall continue to perform its obligations under this Agreement until the effective date of termination, and shall co-operate with the Client and take such steps as the Client may reasonably require in order to effect the orderly termination of this Agreement, including transfer of the Account to an alternative manager at the direction of the Client where applicable.

17.	CONFIDENTIALITY AND DISCLOSURE; DATA PROTECTION

17.1

Unless required by law, governmental or regulatory authority, the Manager undertakes to keep confidential, and not to disclose, any confidential information (written or oral) concerning the Client’s business which is provided to the Manager in connection with the Agreement. However, the Manager is entitled to disclose such confidential information to:

17.1.1	any Affiliates or other third parties with the Client’s written consent;

17.1.2

the Manager’s advisors, directors, officers, employees, representatives, delegates or Affiliates involved in the provision of services under this Agreement, who in each case agree to keep such information confidential; and

17.1.3	the Manager’s legal advisers, insurers and insurance brokers where it is necessary for the Manager to notify them of a claim or circumstances that might lead to a claim.

17.2

Subject to the provisions of clause 17.7, the Manager undertakes to use the information provided to the Manager in connection with the Agreement solely for the purposes of the provision of the services under the Agreement.

17.3

The provisions of clause 17.1 will not apply to information which is already lawfully in the Manager’s possession on the date of its disclosure and/or in the public domain other than as a result of a breach of this clause.

17.4

Notwithstanding clause 17.1, the Manager may disclose information about client engagements including contact information to our Affiliates, whether in the EEA or elsewhere, for routine management, accounting and marketing activities or in connection with services and products provided by such Affiliates.

17.5

The parties agree that they shall comply with the obligations arising from the applicable data protection and privacy laws in force from time to time. The Client confirms that any data provided to the Manager in connection with the Agreement is provided in compliance with all relevant data protection and privacy laws. The Client consents to us holding and processing data for legal, personnel, administrative and management purposes.

17.6

In order to provide the services under this Agreement in the most efficient manner, the Manager may sub-contract appropriate parts to a third party or parties who may be located in the EEA or elsewhere. In the event that any such third party processes personal data, the Manager will take reasonable steps in order that such third party agrees in writing to act only on the Manager’s instructions and provides appropriate guarantees in respect of the technical and organisational security measures governing the processing to be carried out. The Manager will take all reasonable steps to secure compliance with those measures. Where such third party is located outside the EEA, the Manager will take reasonable steps so that the processing of any personal data by the third party, including its transfer to the third party, complies with all relevant data protection and privacy laws.

17.7

The Client agrees that the Manager may use information provided by the Client, together with information from our other clients, to build databases and surveys for internal use by our staff and for external distribution to our other clients. These databases are intended to benefit all clients by improving the quality of our service and products. The Manager will not disclose any information to any third party in a manner which allows particular clients or individuals to be identified and will arrange that the relevant personal data is appropriately anonymised.

17.8

The Manager will take all reasonable steps to keep all personal information and all other information provided by the Client secure at all times and that the Manager’s data security procedures are adequate and sufficiently robust to prevent the risk of loss of any personal information and all other information and to prevent the risk of financial crime, specifically in respect of the day to day working practices that affect data protection and data security.

18.	ASSIGNMENT AND NOVATION

18.1

This Agreement is personal to the Client and shall not be capable of assignment by the Client without the prior written consent of the Manager. The appointment, replacement or removal of any one or more of the trustees being the Client shall not be regarded as an assignment of this Agreement.

18.2

The Manager may assign or novate this Agreement to an Affiliate of the Manager provided that the Client is given prior written notice of the Affiliate of the Manager to which the Agreement will be assigned or novated.

19.	GOVERNING LAW AND DISPUTE RESOLUTION

19.1

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Ireland.

19.2

The Manager and the Client hereby irrevocably submit to the exclusive jurisdiction of the Irish Courts in relation to any dispute or claim arising out of or in connection with this Agreement or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims).

20.	FORCE MAJEURE

20.1

No party to this Agreement shall be liable for any failure or delay in performing any of its obligations under or pursuant to this Agreement, and any such failure or delay in performing its obligations will not constitute a breach of this Agreement, if such failure or delay is due to any cause whatsoever outside its reasonable control and it shall be entitled to a reasonable extension of the time for performing such obligations as a result of such cause. Events outside a party’s reasonable control shall include without limitation: acts of God; any change to the law, order or regulation of a governmental, supranational or regulatory body; currency restrictions, devaluations and fluctuations; any act of terrorism; market conditions affecting the execution or settlement of transactions or the value of assets; failure or breakdown in communications not reasonably within the party’s control; and the failure of any relevant exchange or clearing house and shall include any event or circumstances that the party is unable, using reasonable skill and care, to avoid. This clause is without prejudice to the Client’s liability to any counterparty or broker for any transaction effected by the Manager for the Account pursuant to this Agreement.

21.	PROVISION OF THIRD PARTY INFORMATION

21.1

The Client agrees that the Manager will be entitled to rely on the accuracy of the information supplied to the Manager by the Client, by any administrator of, or adviser to, the Client or by any reputable third party data vendor or similar entity which the Manager is reasonably entitled to rely upon (“Third Party Information”).

21.2

The Client acknowledges that the Manager’s ability to provide the relevant reporting is dependent on the Manager being provided with (and continuing to receive) complete, accurate, up-to-date and timely documentation and information in relation to holdings outside of the Mercer Funds.

21.3

The Client agrees that if any documentation or information (including Third Party Information) supplied to the Manager at any time is incomplete, inaccurate or not up-to-date, or its provision is unreasonably delayed, then the Manager will not be responsible for any delays or liability arising therefrom.

21.4	Any reporting provided by the Manager under this Agreement in respect of External Holdings will be provided on a best efforts basis and subject to this Clause 21.

22.	ADDITIONAL PROVISIONS

22.1

This Agreement, its appendices (as amended from time to time) and any current instructions constitute the entire agreement of the parties with respect to the services related to the Account. The Agreement supersedes and extinguishes all previous letters (including purchase orders), agreements, promises, assurances, warranties, representations and understandings, whether oral or written, in relation to those matters.

22.2	The Manager’s authority under this Agreement is given by the Client on behalf of its successors in title as well as of itself.

22.3

If any provision of the Agreement is prohibited or unenforceable or is found to be invalid, illegal or unenforceable by a court or any other competent authority, that provision shall, to the extent required, be deemed deleted and the validity and enforceability of the other provisions of the Agreement shall not be affected.

22.4	Nothing in this Agreement shall exclude or restrict any duty or liability to the Client which the Manager has under MiF1D or, where relevant, the Pensions Act 1990 (the “Pensions Act”)

22.5	This Agreement may be executed in counterpart copies, each of which shall be deemed an original, but all of which together shall be considered the same instrument.

23.	RISK WARNINGS AND NOTIFICATIONS

23.1

The value of investments and the income from them may fall as well as rise and an investor may not get back the amount originally invested. More information regarding the nature and risks associated with investing in shares or units of the Mercer Funds is provided in Appendix D hereto and in the relevant Prospectus.

23.2

To the extent permitted under MiFID, the services to be provided to the Client by the Manager may also include advice on investments that are, or on executing transactions in, units in unregulated collective investment schemes.

23.3	Insofar as investments are made involving exposure to a currency other than the base currency of the Account, changes in rates of exchange may cause the value of the investment to go up or down.

23.4	The terms and conditions in respect of which the Manager may provide the Client with investment advice will be set out in the Manager’s engagement letter with the associated terms and conditions.

24.	INSURANCE LEGISLATION

24.1	ANY APPLICABLE BELGIAN LEGISLATIVE DISCLOSURES TO BE INSERTED

IN WITNESS WHEREOF, authorised signatories of each party have signed this Agreement on the date(s) recorded below:

MERCER GLOBAL INVESTMENTS EUROPE LIMITED

By:	/s/ Michael Dempsey
Name: Michael Dempsey
Title: Director

ACCELERANT INSURANCE EUROPE S.A.

SIGNED for and on behalf of

/s/ Patrick den Ouden
Patrick den Ouden
CFO

Date: April 20th 2021

SIGNED for and on behalf of

/s/ Roy Boukens
Roy Boukens
CRO

Date: April 20th 2021

APPENDIX A - APPLICATION FORM FOR SHARES IN MERCER FUND1

APPENDIX A: - DECLARATIONS OF RESIDENCE WITHIN THE REPUBLIC OF

IRELAND1 DECLARATION REFERRED TO IN SECTION 739D(6) TAXES

CONSOLIDATION ACT, 1997

APPENDIX A: DECLARATION OF RESIDENCE OUTSIDE THE REPUBLIC OF IRELAND

APPENDIX B: SELF-CERTIFICATION FOR COMMON REPORTING STANDARDS (CRS)

APPENDIX C: ANTI-MONEY LAUNDERING SCHEDULE AND ECONOMIC SANCTIONS

SCHEDULE TO APPLICATION FORM

APPENDIX B

INVESTMENT GUIDELINES

APPENDIX C

FEE PROVISIONS

APPENDIX D

RISK WARNINGS